Exhibit 10.2

Thomas Group, Inc.

5221 N. O’Connor Boulevard, Suite 500

Irving, Texas 75039-3714

PRIVATE & CONFIDENTIAL

February 19, 2008

Mr. Michael E. McGrath

One Hanover Place

16633 Dallas Parkway

Suite 280

Dallas, Texas  75001

Re:  Terms and Conditions of Employment

Dear Mr. McGrath:

This letter (this “Employment Letter”) will evidence the terms and conditions relating to your employment by Thomas Group, Inc. (the “Company”) and appointment to the office of Executive Chairman.  This Employment Letter shall be effective as of February 19, 2008 (the “Effective Date”).

1.  Terms of Employment

(a)                                  Appointment as Executive Chairman.  You are being hired by the Company as an officer with the title “Executive Chairman.”

(b)                                 Duties; Reporting.  You will have such duties and responsibilities as are established by the Board of Directors of the Company, commensurate with your position as Executive Chairman.  Among these duties will be to (i) assist the Company in recruiting other management members as needed, (ii) focus on increasing the Company’s revenues and diversifying the Company’s business and (iii) work closely with the President and CEO of the Company to develop and implement the Company’s strategy.  In connection with your employment as provided herein, you are being appointed to serve as a member of the Board of Directors.  As Executive Chairman, you will report directly to the Board of Directors of the Company and, at least annually, your performance will be reviewed by the Board of Directors or the Compensation and Corporate Governance Committee of the Board of Directors (the “Compensation Committee”).

(c)                                  Time Commitment.  You shall devote at least 33% of your business time and energy to your duties as Executive Chairman during the period beginning on the Effective Date and ending on the first anniversary of the Effective Date (the “Year One Period”).  During successive annual periods, you shall devote at least 25% of your business time and energy to your duties as Executive Chairman.

(d)                                 Compensation.  Your base salary for the Year One Period shall be $330,000 and your base salary for successive annual periods shall be $250,000.  Your base salary shall be payable in accordance with the Company’s standard payroll policies and subject to standard withholdings and deductions.

(e)                                  Employment Status.  Your employment shall be “at-will.”  Your employment may be terminated by the Company by action of the Board of Directors at any time and for any or no reason.  Your employment may be terminated by you with 30 days’ prior written notice to the Board of Directors.  Upon your termination of employment, you will tender your resignation as a member of the Board of Directors of the Company.

2.  Share Awards; Bonus and other Benefits

(a)                                  Share Awards.  No later than 15 business days following the execution of this Employment Letter, the Compensation Committee shall convene a meeting to consider appropriate equity-based awards to be granted to you under the 2005 Omnibus Stock and Incentive Plan of the Company (the “2005 Plan”).  As a condition to the issuance of shares under such awards, you agree to make such representations, warranties and undertakings and execute such agreements, instruments and other documents as the Company may deem necessary or advisable to assure compliance with any law or regulation.

(b)                                 Restrictions on Shares.  In addition to any transfer restrictions set forth in the awards referenced above or in any other applicable agreement, you will not be permitted to sell any shares of the Company’s common stock that you receive, except (i) in compliance with Company policies applicable to the Company’s directors and executive officers and (ii) in compliance with applicable securities laws.

(c)                                  Annual Bonus.  For each calendar year that you are employed hereunder, beginning in 2008, you will be eligible to receive an annual performance bonus upon achievement of such performance objectives as are established during the first quarter of the applicable year by the Compensation Committee and communicated to you.  The target amount for your annual performance bonus for calendar 2008 and for each calendar year thereafter shall be $200,000 (subject to pro rata reduction in 2008 based on the number of days in 2008 after the Effective Date divided by 366).  Any bonus payment shall be made in accordance with the policies established from time to time by the Compensation Committee and shall be subject to standard withholdings and deductions.

(d)                                 Benefits.  You will be entitled to participate in all employee benefit, fringe and perquisite plans, practices, programs, policies and arrangements generally provided to executives of the Company at a level commensurate with your position.

(e)                                  Business Expenses.  The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time.  The Company acknowledges that you intend to travel by commercial airline between your home in Maine and Dallas, Texas on frequent occasions while employed by the Company and, with respect to such travel, the Company agrees to reimburse you for the actual cost of first-class commercial airline fares for such travel, not to exceed $30,000 in any 12-month period.  Reimbursement for such travel will be made in accordance with the Company’s regular expense reimbursement processes following presentment of documentation therefor.

(f)                                    Termination.  Upon termination of your employment, the Company will pay you: (i) any earned but unpaid annual base salary through the date of termination, (ii) any earned but unpaid annual bonus for any preceding year, as determined in good faith by the Compensation Committee, (iii) any unreimbursed business expenses and (iv) any other amounts due under the terms of any of the Company’s benefit plans.  All such payments shall be subject to standard withholdings and deductions.

3.  Miscellaneous Terms

(a)                                  Indemnification and Employee Representations.  The Company will indemnify you to the fullest extent permitted by law and the Company’s Certificate of Incorporation as in effect as of the Effective Date with respect to your activities on behalf of the Company.

It is the policy and practice of the Company to reasonably ensure that the Company and all new employees honor the terms of any reasonable post-employment restrictions contained in agreements with prior employers of such new employees.  Furthermore, you will never be asked to share, utilize or disclose in any way the proprietary or confidential information of a prior employer as part of your duties on behalf of the Company.  You agree to promptly notify the Board of Directors if you find yourself in a position of possibly violating your contractual agreement(s) with prior employers.

You will be covered under the Company’s D&O liability insurance on the same basis as other directors and senior level executives of the Company.

(b)                                 Confidential Information.  The Company agrees to provide you with specialized knowledge and training regarding the business in which the Company is involved, and to provide you with initial and ongoing confidential information and trade secrets of the Company (“Confidential Information”).  For purposes of this Employment Letter, Confidential Information includes: information regarding the use and application of Total Cycle Time methodologies and other information and concepts developed by the Company to improve the business processes of corporations and other organizations; software or other technology developed by the Company and any research data or other documentation related to the development of such software/technology; client lists and prospects lists developed by the Company; information regarding the Company’s clients which you acquire as a result of employment with the Company, including client contracts, work performed for clients, client contacts, client requirements and needs, data used by the Company to formulate client bids, client financial information, and other information regarding the client’s business; information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company; training materials developed by and utilized by the Company; and any other information which you acquire as a result of your employment with the Company and which you have a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

You understand and acknowledge that such Confidential Information gives the Company a competitive advantage over others who do not have this information, and that the Company would be harmed if the Confidential Information were disclosed.  You agree that you will hold all Confidential Information in trust and will not use the information for any purpose other than the benefit of the Company, or disclose to any person or entity any Confidential Information except as necessary during your employment with the Company to perform services on behalf of the

Company. You will also take reasonable steps to safeguard such Confidential Information and prevent its disclosure to unauthorized persons.

(c)                                  Intellectual Property.  All intellectual property owned or created by you prior to, during, or after the expiration of this agreement (except for intellectual property created during the term of this agreement specifically for the Company or the Company’s clients, including but not limited to any such inventions, processes, manuals, articles or other materials utilized by the Company in the conduct of its business or provided by the Company to its clients in the course of providing services to such clients, all of which, as between the Company and you, shall be owned by the Company and are hereby assigned to the Company) shall be your exclusive property and may be utilized by you in any manner consistent with paragraph 3(b) above.  This includes literary, television, video, internet, training, software and related properties and also encompasses all underlying and associated copyright, trademark, and publicity right interests.  Any other treatment of your intellectual property rights hereunder must be conferred by a separate written agreement, including any work made for hire or other property with title that may vest in the Company.  The foregoing shall not be deemed to convey any rights in the Company’s intellectual property, including any rights to create derivative works of the Company’s intellectual property.

(d)                                 Amendments; Choice of Law.  This Employment Letter can be amended only in writing signed by both you and the Company.  The terms and conditions of this Employment Letter shall be governed by and construed in accordance with the internal laws of the State of Texas.

(e)                                  Notices.  For the purpose of this Employment Letter, notices and all other communications provided for in this Employment Letter shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or to you at the address on the records of the Company (provided that all notices to the Company shall be directed to the attention of the Chairman of the Compensation Committee) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(f)                                    Survival; Waiver and Counterparts.  If any provision of this Employment Letter or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Employment Letter shall continue in full force and effect.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Employment Letter shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at anyone or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Employment Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(g)                                 Section 409A.  It is intended that this Employment Letter will comply with Section 409A of the Internal Revenue Code and this Employment Letter shall be interpreted in a manner consistent with such intent.  If any provision of this Employment Letter (or of any award of compensation, including deferred compensation or benefits) would cause you to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable and without additional cost to the Company, the original intent and economic benefit to you of the applicable provision without violating the provisions of Section 409A; provided, further, in no event shall you be required to defer the date on which you are entitled to receive any payment or benefit hereunder for a period in excess of six months.

(h)                                 Entire Agreement.  The items in this Employment Letter and the other items referred to above represent the Company’s and your entire agreement with respect to the terms and conditions of your employment following the Effective Date.  Any contrary representations that may have been made to you at any time are superseded by this Employment Letter.  By signing below, you agree to the terms and conditions of employment specified in this Employment Letter and the accompanying documents.

If you agree that the foregoing terms and conditions accurately evidence our agreement concerning your employment after the Effective Date, please sign and return this Employment Letter.

Very truly yours,

/s/ David B. Mathis

David B. Mathis
Chairman, Compensation and Corporate Governance Committee
Thomas Group, Inc.

ACCEPTED:

/s/ Michael E. McGrath
Michael E. McGrath